Adicet Announces Appointment of Katie Peng to the Board of Directors

REDWOOD CITY, Calif. & BOSTON – July 11, 2023 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer, today announced the appointment of Katie Peng to its Board of Directors.

“We are delighted to welcome Katie to our Board of Directors,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “Her proven success as a commercial leader in both the U.S. and globally will be particularly valuable to Adicet as we advance ADI-001 and our pipeline of allogeneic gamma delta T cell therapy candidates in hematologic and solid tumors.”

“I am pleased to join the Adicet Board at this exciting time for the company,” said Ms. Peng. “As the company advances towards its potentially pivotal study of ADI-001 in post CAR T large B-cell lymphoma, I look forward to working with my fellow board members and company management to prepare Adicet for the potential commercialization of ADI-001 and other future therapies.”

Ms. Peng brings extensive industry and commercial expertise to the Board. She currently serves as Chief Commercial Officer at Denali Therapeutics Inc., where she is leading the global commercialization efforts of Denali’s pipeline. Previously Ms. Peng served as the Senior Vice President, Head of the OMNI Business Unit at Genentech, Inc., where she was responsible for the oncology, neurology, and rare diseases portfolio representing approximately $14 billion in revenue, and served as part of Genentech’s commercial leadership team. Prior to Genentech, Ms. Peng held a number of senior leadership positions at Roche Holding AG, managing the Roche portfolio of over 30 products in the Asia Pacific region as the General Manager of two countries. Ms. Peng has successfully launched multiple products in neurology, oncology, and rare disease notably including OCREVUS® (ocrelizumab), a therapeutic monoclonal antibody approved for the treatment of multiple sclerosis, Evrysdi® (risdiplam), a medicine used to treat spinal muscular atrophy (SMA) in adults and children, and HEMLIBRA® (emicizumab-kxwh), a bispecific antibody for the treatment of people with hemophilia A. Her experience spans marketing, sales, market access, medical affairs and business planning. Before joining Roche, Ms. Peng held several commercial roles at Amgen Inc. and began her career as a research scientist at Allergan plc. She holds a B.A. from the University of California, Berkeley and an M.B.A. from the Kelley School of Business, Indiana University. She also serves as a board member for California Life Sciences.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs) and chimeric antigen adaptors (CAds), to enhance selective tumor targeting and facilitate innate and adaptive anti-tumor immune response for durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet. These forward-looking statements include, but are not limited to, express or implied statements regarding future plans and expectations for ADI-001 and Adicet’s preclinical programs; the anticipated timing for the initiation of a potentially pivotal study for ADI-001; the potential commercialization of Adicet’s pipeline; Adicet’s expected growth as a company; and the anticipated contribution of the members of Adicet’s Board of Directors to the company’s operations and progress.

Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to Adicet’s business operations and ability to raise additional capital; Adicet's ability to execute on its strategy, including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results from preclinical studies may not necessarily be predictive of the results of any future clinical studies; any future preclinical or clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet's actual results to differ from those contained in the forward-looking statements, see the section titled "Risk Factors" in Adicet's most recent Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio., Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com